VALHI REDUCES REGULAR QUARTERLY DIVIDEND AND
DECLARES SECOND QUARTER 2014 DIVIDEND

DALLAS, TEXAS . . . May 9, 2014 . . . Valhi, Inc. (NYSE:  VHI) announced today that its board of directors has reduced its regular quarterly dividend from five cents ($0.05) per share to two cents ($0.02) per share, effective with the second quarter of 2014.  Valhi also announced today that its board of directors has declared such reduced regular quarterly dividend for the second quarter of 2014 of two cents ($0.02) per share on its common stock, payable on June 26, 2014 to stockholders of record at the close of business on June 9, 2014.

Steven L. Watson, chairman of the board of Valhi, said, “The regular quarterly dividend was reduced after considering Valhi’s results of operations, financial condition, cash requirements for its businesses and current expectations regarding reduced aggregate dividend distributions to be received from its subsidiaries.  The declaration and payment of future dividends, and the amount thereof, will be dependent upon these and other factors deemed relevant by our Board of Directors. ”

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although Valhi believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, Valhi continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, future supply and demand for our products, the cyclicality of our businesses, changes in raw material and other operating costs, environmental matters, the ultimate outcome of pending litigation, possible future litigation and other risks and uncertainties detailed in Valhi’s filings with the U.S. Securities and Exchange Commission.  Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected.  Valhi disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components), waste management, and real estate management and development industries.

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